Exhibit 21
SUBSIDIARIES OF FEDEX CORPORATION
The following is a list of subsidiaries of FedEx Corporation as of May 31, 2009. Pursuant to Item 601(b)(21) of Regulation S-K, we have omitted some subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of May 31, 2009 under Rule 1-02(w) of Regulation S-X. FedEx Corporation owns, directly or indirectly, 100% of the voting securities of each of the listed subsidiaries.

JURISDICTION OF
INCORPORATION OR
NAME OF SUBSIDIARY	ORGANIZATION
Federal Express Corporation	Delaware
Federal Express Canada Ltd.	Canada
Federal Express International, Inc.	Delaware
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A.	Delaware
FedEx Trade Networks, Inc.	Delaware
FedEx Trade Networks Trade Services, Inc.	Delaware
World Tariff, Limited	California
FedEx Trade Networks Transport & Brokerage, Inc.	New York
FedEx Trade Networks Transport & Brokerage (Canada), Inc.	Canada
FedEx Ground Package System, Inc.	Delaware
FedEx Ground Package System, Ltd.	Wyoming
FedEx SmartPost, Inc.	Delaware
FedEx Freight Corporation	Delaware
FedEx Freight, Inc.	Arkansas
FedEx National LTL, Inc.	Delaware
FedEx Custom Critical, Inc.	Ohio
Caribbean Transportation Services, Inc.*	Delaware
FedEx Corporate Services, Inc.	Delaware
FedEx Customer Information Services, Inc.	Delaware
FedEx Global Supply Chain Services, Inc.	Delaware
FedEx Supply Chain Services, Inc.	Ohio
FedEx Office and Print Services, Inc.	Texas

*	Merged with and into Federal Express Corporation effective June 1, 2009.